Shareholder Meeting Results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:

				Votes for		Votes withheld
Liaquat Ahamed	 	 39,761,180 	 2,162,500
Ravi Akhoury	 	 39,789,631 	 2,134,049
Barbara M. Baumann	 39,983,539 	 1,940,141
Jameson A. Baxter	 39,980,458 	 1,943,222
Charles B. Curtis	 39,900,033 	 2,023,647
Robert J. Darretta	 39,949,610 	 1,974,070
Katinka Domotorffy	 39,844,740 	 2,078,940
John A. Hill	 	 39,876,946 	 2,046,734
Paul L. Joskow	 	 39,959,022 	 1,964,658
Kenneth R. Leibler	 39,965,020 	 1,958,660
Robert E. Patterson 	 39,926,872 	 1,996,808
George Putnam, III	 39,949,300 	 1,974,380
Robert L. Reynolds	 39,952,224 	 1,971,456
W. Thomas Stephens  	 39,974,400 	 1,949,280

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for		Votes against	Abstentions	Broker non-votes
32,361,852 	1,277,556 	 	2,763,914 	 	5,520,358

A proposal to adopt an Amended and Restated Declaration of Trust was approved as follows:

Votes for		Votes against	Abstentions	Broker non-votes
32,106,032 	1,450,390 	 	2,846,896 	 	5,520,362


All tabulations are rounded to the nearest whole number.